EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

    The Registrant has three subsidiaries, Unity Bank, Unity (NJ) Statutory Trust II and Unity (NJ) Statutory Trust III.  Unity Bank has three subsidiaries, Unity Investment Services, Inc., Unity Participation Company, Inc. and Unity Financial Services, Inc.